Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Glowpoint, Inc. on Form S-3 (Nos. 333-209013 and 333-192129) and Form S-8 (No. 333-150436) of our report dated March 31, 2017, on our audits of the consolidated financial statements as of December 31, 2016 and 2015 and for each of the years in the two-year period ended December 31, 2016, which report is included in this Annual Report on Form 10-K to be filed on or about March 31, 2017. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

Iselin, New Jersey

March 31, 2017